EXHIBIT 10.61
Addendum 1
to the Lease Agreement of 11.29./11.30.2000
pertaining to premises used as office space
and to the Lease Agreements of 01.11.2001, 05.07.2004 and 09.27./10.01.2004
pertaining to parking spaces and garages

between	Deutsche Commercial Property Hamburg 2 GmbH
Mergenthalerallee 73 - 75
65760 Eschborn

represented by Mr. Ralf Selke, General Manager
and Mr. Gunther R. Deutsch, Assistant Vice President
“domiciled ibidem”

VAT registration number: DE223646635

- hereinafter referred to as “Lessor”

and	Domilens GmbH
Holsteiner Chaussee 303a
22457 Hamburg

represented by Mr. Günther Roepstorff, General Manager
“domiciled ibidem”

CR B 38182, District Court of Hamburg (Lesse’s certificate of registration from the Commercial Register is submitted as Exhibit 2)

- hereinafter referred to as “Lessee”
Preliminary remark:
Currently, the following Lease Agreements entered into by Deutsche Commercial Property Hamburg 2 GmbH and Domilens GmbH are in effect: the Commercial Lease Agreement of 11.29./11.30.2000 pertaining to premises used as office space and the Lease Agreements dated 01.11.2001, 05.07.2004 and 09.27./10.01.2004 pertaining to parking spaces located in parking lots and garages.
With this Addendum, the parties agree to a reduction in rent beginning on 01.01.2006. At the same time, the provision regarding the term of the Lease is being modified. Furthermore, Lessee is leasing an additional parking space, i.e. Space 35, in the underground garage.
A) New Provisions to the Lease Agreement of 11.29./30/11/2000
Re: Section 3 – Term and Termination of Lease

- re:	3.03 The parties agree to a fixed-term lease expiring on 12.31.2010.

After the expiration of the fixed-term lease, Lessee shall be entitled to exercise a one- time option to extend the Lease by 5 years under the same terms. Lessee shall be required to exercise this option by giving unilateral notice to Lessor no later than 12 months prior to the expiration of the Lease. Lessee must exercise the option by means of a registered letter, which must be received by Lessor no later than on the last working day before the commencement of the 12 months’ notification period. The date of receipt of the notice shall determine whether or not the option was exercised by Lessee in time. The right to extend the Lease cannot be exercised if Lessee has been subletting the leased Premises either as a whole or in part.

- re: 3.04	Lessee hereby waives its special right to terminate the Lease as of 06.30.2007.

-	The term of the Lease pertaining to any and all leased parking spaces shall also be fixed and shall expire on 12.31.2010.
Re: Section 5 – Rent, Utilities, Heating Costs, Payment and Accounting

- re: 5.01	Beginning on 01.01.2006, rent and utilities shall be payable as follows:

		Type of leased
Size		space	Total in EUR

1,721.83 m2		office		15,066.01
27	units	parking spaces in underground garage	+	1,339.57
1	unit	parking space in underground garage	+	45.00
6	units	parking spaces in parking lot	+	0.00

Total net monthly rent
- without the prepaid installment for operating costs -			=	16,450.58

Current monthly prepaid installment for operating costs:
1,721.83 m2			+	3,443.66

Total net monthly rent
- including the prepaid installment for operating costs -			=	19,894.24

plus value-added tax required by law / currently 16%			+	3,183.08

Total gross monthly rent
- including the prepaid installment for operating costs -			=	23,077.32

Bank information:	Account number 322 324 308
HypoVereinsbank Frankfurt/Main
Bank code 503 301 91

- re: 5.1.1	Graduated rent agreement: This provision is not applicable; in its place, the following value guarantee clause shall apply:

The agreed-upon rent shall remain unchanged until the conclusion of the first year under the Lease. Beginning at the commencement of the second year of the Lease, i.e. on 01.01.2007, the rent shall be adjusted in direct proportion to the rise or fall (on a percentage basis) of the consumer price index established by the Federal Bureau of Statistics for Germany since the commencement of the Lease. Thereafter, the rent shall be adjusted at the commencement of each year of the Lease based upon the rate by which the aforementioned index has risen or fallen during the preceding year of the Lease. The adjustment of the rent shall always be based upon the rent applicable after the last adjustment. Notification of Lessor and/or Lessee regarding the rent adjustment may also occur during the year at whose commencement the adjustment went into effect. Any supplemental payments and/or refunds shall be due and payable immediately upon request.

Index base 2000 = 100

Should the basis for calculation of the aforementioned index change or the index itself be abolished, the parties agree that the rent shall be tied to another index that resembles the modified or abolished index as closely as possible.

In case the value guarantee clause in this form is neither valid without approval nor approved by the Federal Ministry of Commerce, Lessor shall, by virtue of consent given herewith by Lessee, draw up another value guarantee clause whose economic effect most closely resembles the effect of this clause and, if required, submit such clause as an amendment to the Lease to the Federal Department of Commerce for approval.

If such clause is not approved, a performance clause which is not subject to approval and whose economic effect approximates the effect of the value guarantee clause as closely as possible shall be considered agreed upon by the parties.

Provisions Regarding the Use of Parking Spaces in the Underground Garage

-	The subletting of parking spaces is prohibited. Parking or leaving a vehicle anywhere on the remainder of the property and/or in parking spaces other than those leased by Lessee is prohibited.

-	The use of the parking spaces for storage or as a workshop or the like is prohibited. Any such misuse shall entitle Lessor to termination of the Lease without notice.

-	Structural alterations or modifications of the leased spaces by Lessee are not permitted. At the termination of the lease, the leased premises shall be turned over to Lessor in clean condition.

-	Lessor shall not be liable for any damage to parked vehicles and brought-in property, unless Lessor is guilty of gross negligence or criminal intent. The same shall apply to theft and burglary.

-	Lessee shall be required to repair any damage to walls, doors etc. as well as any damage caused by spilled gasoline, oil or acids immediately and without proof of fault or negligence. If the floor of the leased premises is damaged, it must be refinished.

-	Lessor shall not be liable for personal injury or property damage.
B) Exhibits

Exhibit 1:	Lease Agreement of 11.29./11.30.2000 pertaining to premises used as office space

Exhibit 2:	Excerpt form the Commercial Register showing Lessee’s certificate of registration

Exhibit 3:	Plan of the parking spaces located in underground garages and parking lots (will be submitted at a later date together with an additional addendum regarding the content of the Lease Agreement)
C) Miscellaneous

-	As far as the content of the Lease Agreement of 11.29./11.30.2000 is neither modified nor amended by Addendum 1, it shall remain in effect, unchanged and in its entirety.

-	The Lease Agreements of 01.11.2001, 05.07.2001 (with Special Agreement) and 09.27./10.01.2004 pertaining to garages shall be void as of 01.01.2006 without alternative agreements to replace them.

-	Additional agreements as well as changes and amendments to this Agreement shall only be valid if they are in writing. This also applies to promises and consent of any kind, as well as to a change in the requirement that they be in written form. Verbal agreements shall not be considered valid.

Eschborn, (dated) 12/15/05	Hamburg (dated) 12.13.2005

[signature]	[signature]

Deutsche Commercial Property Hamburg 2 GmbH represented by Ralf Selke, General Manager and Gunther R. Deutsch, Assistant Vice President as Lessor	Domilens GmbH represented by Mr. Günther Roepstorff, General Manager as Lessee

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